Exhibit 23.1

KPMG LLP

PO Box 10426 777 Dunsmuir Street

Vancouver BC V7Y 1K3

Canada

Telephone (604) 691-3000

Fax (604) 691-3031

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Methanex Corporation

We consent to the use of our reports, each dated March 5, 2021,with respect to the consolidated financial statements as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020 and the effectiveness of internal control over financial reporting as of December 31, 2020 included in this annual report on Form 40-F.

We also consent to the incorporation by reference of such reports in the Registration Statements (No. 333-112624, No. 333-141833, No. 333-194850, and No. 33-217591) on Form S-8 of Methanex Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

March 5, 2021

Vancouver, Canada

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